Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-262339

Prospectus Supplement No. 14

(To Prospectus dated March 16, 2023)

eFFECTOR Therapeutics, Inc.

This prospectus supplement updates, amends and supplements the prospectus dated March 16, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-262339). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the following information:

“eFFECTOR Therapeutics, Inc. (the “Company”) expects to report that its cash, cash equivalents and short-term investments as of December 31, 2023 were approximately $18.4 million. In addition, the Company now anticipates that its existing cash, cash equivalents and short-term investments will fund its operations into the third quarter of 2024, whereas the Company had previously estimated that its existing cash, cash equivalents and short-term investments would fund operations into the second quarter of 2024.

The Company has not yet completed its quarter-end financial close process for the quarter ended December 31, 2023. This estimate of the Company’s cash, cash equivalents and short-term investments as of December 31, 2023 is preliminary, has not been audited and is subject to change upon completion of the Company’s financial statement closing procedures. Additional information and disclosure would be required for a more complete understanding of the Company’s financial position and results of operations as of December 31, 2023. The Company’s independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to this preliminary result and, accordingly, does not express an opinion or any other form of assurance about it.

The Company cautions you that statements contained in this report regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on the Company’s current beliefs and expectations and include, but are not limited to the sufficiency of the Company’s capital resources to fund operations into the third quarter of 2024. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: the Company may use its capital resources sooner than expected and other risks described in the Company’s prior filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.”

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus.

Our common stock and warrants are listed on the Nasdaq Capital Market under the symbols “EFTR” and “EFTRW.” On January 5, 2024, the closing price of our common stock was $0.5310 and the closing price of our warrants was $0.1479.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Risk Factors” beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 8, 2024.